As filed with the Securities and Exchange Commission on February 11, 2020
Registration No. 333-223033

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT (333-223033)
UNDER THE SECURITIES ACT OF 1933
Alta Mesa Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1311	81-4433840
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
15021 Katy Freeway, Suite 400
Houston, Texas 77094
(281) 530-0991
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s principal executive offices)
 _____________________________________
Kimberly O. Warnica
Executive Vice President and General Counsel
Alta Mesa Resources, Inc.
15021 Katy Freeway, Suite 400
Houston, Texas 77094
(281) 530-0991
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
 _____________________________________
Copy to:
John Greer
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400
 _____________________________________
Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

On September 11, 2019, Alta Mesa Resources, Inc. (the “Registrant”) and certain affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Case”). As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities under, and is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to, Registration Statement on Form S-1 (333-223033) (the “Registration Statement”) for the purpose of deregistering (i) shares of the Registrant’s class A common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of warrants, (ii) shares of Common Stock that have been or may be issued to certain members of SRII Opco, LP, a Delaware limited partnership (“SRII Opco”), who own common units representing limited partner interests (the “SRII Opco Common Units”) in SRII Opco, upon the redemption or exchange by such members of their SRII Opco Common Units for shares of Common Stock pursuant to the limited partnership agreement of SRII Opco, (iii) shares of Common Stock that may be issued to the contributors pursuant to those certain Contribution Agreements, dated August 16, 2017, if the earn-out consideration described therein is issued to the contributors thereunder, and (iv) shares of Common Stock to Riverstone VI SR II Holdings, L.P. pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove all of the previously registered shares of Common Stock that had been registered under the Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on February 11, 2020.

Alta Mesa Resources, Inc.

By:	/s/ John C. Regan
Name:	John C. Regan
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.